Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Goldman Sachs ETF Trust of our report dated May 22, 2026, relating to the financial statements and financial highlights of each of the funds listed in Appendix A (collectively, the “Funds”), which appears in the Funds’ Annual Report on Form N-CSR for the year ended March 31, 2026. We also consent to the reference to us under the headings “Experts”, “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Exhibit A: Form of Agreement and Plan of Reorganization and Liquidation: Representations and Warranties” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 10, 2026

Appendix A

Fund – each a series of Goldman Sachs Trust

Goldman Sachs Bond Fund

Goldman Sachs Income Fund